Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ACCO Brands Corporation:
We consent to the use of our report dated February 26, 2010, with respect to the consolidated balance sheet of ACCO Brands Corporation as of December 31, 2009, and the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) and comprehensive income (loss) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.
We also consent to the use of our report dated March 29, 2010, with respect to the consolidated balance sheets of ACCO Brands Europe Holding LP as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and partners’ equity (deficit) and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
March 29, 2010